EXHIBIT (I)
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                        QUARLES & BRADY LLP LEGAL OPINION

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                        [QUARLES & BRADY LLP LETTERHEAD]

                                                    January 30, 2001


The Avalon Fund of Maryland, Inc.
655 Fairfield Court, Suite 200
Ann Arbor, MI 48108

Gentlemen:

     In connection with the registration of The Avalon Fund of Maryland, Inc., a Maryland corporation ("Avalon"), as an open-end management investment company under the Investment Company Act of 1940 ("1940 Act"), and the registration under the Securities Act of 1933 ("1933 Act") of an indefinite number of Avalon's shares of common stock, $0.001 par value per share ("Common Stock"), you have requested that we furnish you with the following opinion and consent which we understand is to be used in connection with and filed as an exhibit to Post-Effective Amendment No. 3 to Avalon's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on or about January 31, 2001.

     We understand that the Common Stock has been, and will be, offered to the public in the manner and on the terms identified and referred to in the Registration Statement. For purposes of rendering this opinion, we have examined originals or copies of such documents as we have considered necessary, including those listed below. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

     The documents we have examined include, without limitation:

     1. The Registration Statement of Avalon on Form N-1A, as being amended by Post-Effective Amendment No. 3 thereto which is to filed with the Securities and Exchange Commission contemporaneously with the filing of this opinion and consent; and

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The Avalon Fund of Maryland, Inc.
January 30, 2001
Page 16

     2. The Articles of Incorporation filed with the Department of Assessments and Taxation for the State of Maryland on March 17, 1998, as amended with the filing of Articles of Amendment thereto on September 28, 1998, and September 7, 1999.

     Based upon and subject to the foregoing, after having giving due regard to such issues of law as we have deemed relevant, and assuming that:

     A. Post-Effective Amendment No. 3 to the Registration Statement becomes and remains effective, and the Prospectus which is a part thereof and your Prospectus delivery procedures with respect thereto have fulfilled and will fulfill all of the requirements of the 1993 Act and the 1940 Act throughout all periods relevant to this opinion;

     B. All offers and sales of the Fund's Common Stock have been and will be made in compliance with the terms of the Registration Statement; and

     C. All offers and sales of the Fund's Common Stock have been and will be made in compliance with the blue sky laws of the states having jurisdiction thereof:

we are of the opinion that the Fund's outstanding Common Stock is legally and validly issued, fully paid and non-assessable, and the Fund's Common Stock to be issued pursuant to the Fund's Registration Statement in the future, when so issued, will be legally and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 3 to Avalon's Registration Statement and to the identification of our firm in the Statement of Additional Information constituting a part thereof as legal counsel to Avalon.

                                        Very truly yours,

                                        QUARLES & BRADY LLP

                                        /s/ Quarles & Brady LLP

291:ba
130865.40000